Exhibit 99.1

Oaktree Specialty Lending Corporation Announces Amendments to its Secured Revolving Credit Facility

Upsizes Facility to $680 Million and Extends Maturity to February 2024

LOS ANGELES, CA, February 26, 2019 – Oaktree Specialty Lending Corporation (NASDAQ:OCSL) (“Oaktree Specialty Lending”) today announced that it has upsized and extended its senior secured revolving credit facility (the “amended facility”). Total commitments to the amended facility increased from $600 million to $680 million and the final maturity was extended from November 2021 to February 2024. The interest rate on the amended facility was reduced from LIBOR plus 2.25% to 2.75% to LIBOR plus 2.00% to 2.25%, depending on the senior debt coverage ratio. As of today, the interest rate is LIBOR plus 2.00%. In addition, the asset coverage covenant of the amended facility will automatically be reduced from 200% to 165% once the modified asset coverage requirements under the Investment Company Act of 1940 become applicable to Oaktree Specialty Lending on February 1, 2020.

The amended facility continues to include an accordion feature which would allow Oaktree Specialty Lending to increase the size of the amended facility to a maximum of $1.02 billion, under certain conditions.

Matt Pendo, Chief Operating Officer, said, “We are pleased to have amended our credit facility, achieving favorable pricing and terms, increasing its size, extending the maturity date and enhancing flexibility by modifying the asset coverage covenant. We appreciate the continued support from our banking partners to complete these amendments, which we believe reflects the confidence that they have in Oaktree as a manager and the significant progress we have made in repositioning OCSL’s portfolio.”

About Oaktree Specialty Lending Corporation

Oaktree Specialty Lending Corporation (NASDAQ:OCSL) is a specialty finance company dedicated to providing customized one-stop credit solutions to companies with limited access to public or syndicated capital markets. The firm seeks to generate current income and capital appreciation by providing companies with flexible and innovative financing solutions including first and second lien loans, unsecured and mezzanine loans, and preferred equity. The company is regulated as a business development company under the Investment Company Act of 1940, as amended. Oaktree Specialty Lending is managed by Oaktree Capital Management, L.P. For additional information, please visit Oaktree Specialty Lending’s website at www.oaktreespecialtylending.com.

Contact

Investor Relations:

Oaktree Specialty Lending Corporation

Michael Mosticchio

(212) 284-1900

ocsl-ir@oaktreecapital.com

Media Relations:

Financial Profiles, Inc.

Moira Conlon

(310) 478-2700

mediainquiries@oaktreecapital.com